Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 12, 2026, relating to the consolidated financial statements of Enhanced Ltd (the Company) which appears in the Company’s prospectus filed with the SEC on May 13, 2026, pursuant to Rule 424(b)(3) relating to the Registration Statement on Form S-1 (No. 333-295777). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
New York, New York

July 8, 2026